Exhibit 99.1

HERITAGE NOLA BANCORP, INC

205 North Columbia Street

Covington, Louisiana

Telephone: (985) 892-4565

FOR IMMEDIATE RELEASE

Contact: David Crumhorn, Chief Executive Officer

HERITAGE NOLA BANCORP ANNOUNCES FINANCIAL RESULTS

FOR THE YEAR ENDED DECEMEBER 31, 2017

Covington, Louisiana, February 16, 2018: Heritage NOLA Bancorp, Inc. (the “Company”) (OTC Pink Marketplace – HRGG), the holding company of Heritage Bank of St. Tammany (the “Bank”), announced net income of $549,000, or $0.36 per share, for the year ended December 31, 2017, compared to net income of $158,000 recorded by the Bank for the year ended December 31, 2016. The increase in net income is primarily attributable to an increase of $414,000 in net interest income, a decrease of $100,000 in provision for loan losses, and a decrease of $68,000 in noninterest expense, partially offset by a $34,000 decrease in noninterest income, and an increase of $157,000 in income tax expense. The increase in net interest income is the result of an increase of $13.4 million in net loans. The Company has continued its growth in net loans by augmenting the loan portfolio with purchases of whole loans and loan participations. The increase in income tax expense reflects $37,500 of additional federal income tax expense recorded as a result of a write down in the Company’s net deferred tax assets pursuant to the enactment of the Tax Cuts and Jobs Act of 2017 (JTCA), when compared to 2016. The Company expects a lower effective federal income tax rate beginning January 1, 2018. The decrease in provision for loan loss reflects improved asset quality and a decrease in historical loan losses. Non-performing assets to total assets were 0.43% at December 31, 2017 compared to 0.62% at December 31, 2016.

Total assets were $110.0 million at December 31, 2017, compared to $98.0 million at December 31, 2016, an increase of $12.0 million. Total loans increased $13.2 million to $89.9 million at December 31, 2017, from $76.7 million at December 31, 2016. Total commercial real estate loans increased $9.2 million to $16.4 million at December 31, 2017 from $7.2 million at December 31, 2016.

Total deposits decreased $3.6 million to $70.6 million at December 31, 2017 from $74.2 million at December 31, 2016. This decrease was due in part to a large number of out of state accounts closing after the stock conversion, which was consummated on July 12, 2017. Borrowings increased $800,000 to $14.1 million at December 31, 2017 from $13.3 million at December 31, 2016. The Company deployed these borrowings to fund loan growth.

Stockholders’ equity increased $14.7 million to $24.2 million at December 31, 2017, primarily as a result of the mutual to stock conversion and concurrent initial stock offering which closed on July 12, 2017 for total gross proceeds of $16.5 million and net proceeds of $15.4 million, plus income of $549,000, less $1.3 million for unallocated ESOP shares. The Bank remains well-capitalized with ratios well in excess of regulatory minimums.

Heritage NOLA Bancorp, Inc. is the holding company for Heritage Bank of St. Tammany, a federally chartered savings institution. The Bank, founded in 1924, is a community bank providing a variety of financial services to residents and businesses in and around St. Tammany Parish, Louisiana. To learn more about us, visit www.heritagebank.org.

Forward-Looking Statement

This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company and the Bank. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

HERITAGE NOLA BANCORP, INC.

Selected Financial Condition Data at December 31, 2017 and 2016

(Dollars in thousands except per share data)

	2017	2016

Total assets	109,959	98,015
Cash and cash equivalents	4,039	3,432
Interest-earning time deposits	3,586	4,582
Securities available for sale	5,523	7,175
Securities held to maturity	651	832
Loans, net	88,035	74,659
Premises and equipment, net	4,109	3,716
Cash surrender value of life insurance	2,051	2,001
Other assets	1,965	1,618
Deposits	70,602	74,251
Borrowings	14,064	13,274
Total equity	24,171	9,460

HERITAGE NOLA BANCORP, INC.

Selected Financial Ratios for the Years Ended December 31, 2017 and 2016

	2017	2016

Return on average assets	0.51%	0.16%
Return on average equity	3.32%	1.65%
Net interest margin	3.48%	3.45%
Tier 1 Leverage ratio	16.19%	9.79%
Tier 1 risk-based capital ratio	27.42%	17.35%
Total risk-based capital ratio	28.60%	18.59%
Allowance for loan losses to total loans	0.84%	0.90%
Non-performing loans to total loans	0.44%	0.68%
Non-performing assets to total assets	0.43%	0.62%

HERITAGE NOLA BANCORP, INC.

Selected Operations Data for the Years Ended December 31, 2017 and 2016

(Dollars in thousands except per share data)

	2017	2016
Selected Operations Data:

Interest income	$4,528	$4,085
Interest expense	1,022	993
Net interest income	3,506	3,092
Provision for loan losses	80	180
Net interest income, after provision for loan losses	3,426	2,912
Noninterest income	317	351
Noninterest expense	2,927	2,995
Income before income tax	816	268
Income tax expense	267	110
Net income	$549	$157

Earnings Per Share:
Basic and diluted	$0.36	N/A